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                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
TALX Corporation:


We hereby consent to the incorporation by reference in registration statements No. 333-14619, No. 333-18389, No. 333-18393, No. 333-47569, No. 333-83369, No.
333-83367, No. 333-65370 and No. 333-65368 on Forms S-8 of TALX Corporation of our report dated April 2, 2001, with respect to the balance sheet of James E. Frick, Inc. as of December 31, 2000 and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999, which report appears in the form 8-K/A of TALX Corporation filed on June 25, 2002.

                                        /s/ Rubin, Brown, Gornstein & Co. LLP
                                        RUBIN, BROWN, GORNSTEIN & CO. LLP

St. Louis, Missouri
June 25, 2002